Exhibit 5.6

[Letterhead of McCarter & English, LLP]

January 25, 2012

Warner Music Group Corp. WMG Acquisition Corp. 75 Rockefeller Plaza New York, NY 10019 Ladies and Gentlemen:

We have acted as special New Jersey counsel to Ferret Music LLC, a New Jersey limited liability company (“Music”), Ferret Music Management LLC, a New Jersey limited liability company (“Management”), Ferret Music Touring LLC, a New Jersey limited liability company (“Touring”), and Warner/Chappell Music (Services), Inc., a New Jersey corporation (“Warner/Chappell”; Music, Management, Touring and Warner/Chappell each being herein called a “New Jersey Guarantor” and collectively the “New Jersey Guarantors”), in connection with the registration statement on Form S-4 (the “Registration Statement”) filed by Warner Music Group Corp., a Delaware corporation and WMG Acquisition Corp., a Delaware corporation (the “Company”) relating to the registration of the Company’s 11.50% Senior Notes due 2018 in the aggregate principal amount of $765 Million (the “New Notes”). Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Registration Statement.

In connection with our representation of the New Jersey Guarantors, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1. The Registration Statement and the related form of prospectus included therein in the form in which it was transmitted to the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”), on the date hereof;

2. The Indenture;

3. The Certificates of Formation of Touring, Management and Music, and the Certificate of Incorporation of Warner/Chappell, in each case certified as of a recent date by the Department of the Treasury of the State of New Jersey;

Warner Music Group Corp.

WMG Acquisition Corp.

January 25, 2012

4. The Amended and Restated Operating Agreements of Music, Management and Touring;

5. The Bylaws of Warner/Chappell, as amended as of the date hereof;

6. Resolutions adopted by Ferret Music Holdings, LLC, sole member of Music, Management and Touring, on July 20, 2011, and resolutions adopted by the Board of Directors of Warner/Chappell on July 20, 2011;

7. A certificate of Paul Robinson, Secretary of each of the New Jersey Guarantors, as to certain matters relating to the Registration Statement and the Indenture; and

8. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed, and so far as is known to us there are no facts inconsistent with, the following:

1. Each of the Documents identified in the foregoing paragraphs 1, 2, 3 and 4 has been duly executed and delivered by each party thereto (except the New Jersey Guarantors);

2. The obligations of each party to each of the Documents are legal, valid and binding;

3. All Documents submitted to us as originals are authentic. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents and in the factual representations to us by officers of the Company are true and complete. There are no oral or written modifications or amendments to the Documents, by action or conduct of the parties or otherwise; and

4. The New Notes will be issued against payment of valid consideration under applicable law.

Warner Music Group Corp.

WMG Acquisition Corp.

January 25, 2012

For the purposes of the opinion set forth below, we have assumed that (i) the Registration Statement shall have become effective under the 1933 Act and such effectiveness shall not have been terminated or rescinded;(ii) all applicable provisions of the “Blue Sky” and securities laws of the various states and other jurisdictions in which the Securities may be offered and sold shall have been complied with; and (iv) there shall not have occurred any change in law affecting the validity or enforceability of any Security. We have also assumed that none of the terms of the New Notes, nor the issuance and delivery of the New Notes, nor the compliance by the Company with the terms of the New Notes, will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

We express no opinion herein as to the applicability or effect of (i) any bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, or (ii) general principles of equity, including, without limitation, concepts of reasonableness, materiality, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding in equity or at law.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of New Jersey.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we advise you that, in our opinion

1. Each of the New Jersey Guarantors is validly existing and in good standing under the laws of the State of New Jersey.

2. Each of the New Jersey Guarantors has the corporate power and authority to execute, deliver and perform its obligations under the Indenture, including the Guarantees.

3. The execution, delivery and performance by each of the New Jersey Guarantors of the Indenture, including the Guarantees set forth therein, have been duly authorized by all necessary corporate action on the part of each of the New Jersey Guarantors. The Indenture has been duly executed and delivered by each of the New Jersey Guarantors.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

Warner Music Group Corp.

WMG Acquisition Corp.

January 25, 2012

We hereby consent to the reference to our firm under the Section “Validity of the Notes” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. Debevoise & Plimpton LLP is hereby authorized to rely on this letter for the purposes of the opinion it is giving in connection with the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the 1933 Act.

Very truly yours,

/s/ McCarter & English, LLP

McCARTER & ENGLISH, LLP